Exhibit 10.1


                              AMENDMENT NUMBER ONE
                                     TO THE
                CELGENE CORPORATION 1992 LONG-TERM INCENTIVE PLAN

         WHEREAS, the Celgene Corporation (the "Company") maintains the Celgene Corporation 1992 Long-Term Incentive Plan, as amended (the "Plan");

         WHEREAS, pursuant to Article 11 of the Plan, the Board of Directors of the Company (the "Board") may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

         WHEREAS, the Board desires to amend the Plan, effective as of June 22, 1999.

         NOW, THEREFORE, pursuant to Article 11 of the Plan, the Plan is hereby amended, effective as of June 22, 1999, as follows:

         1. Section 16(c) of the Plan is amended by the addition of the following language at the end thereof:

            "Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a non-qualified stock option that is otherwise not transferable pursuant to this Section 16(c) is transferable to a "family member" in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A non-qualified stock option that is transferred to a family member pursuant to the preceding sentence may not be subsequently transferred to such a family member. For purposes hereof, a "family member" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests."